Exhibit 99.8

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow India signs carbon neutral façade agreement with Glass Wall Systems

The collaboration with India’s leading façade fabricator sets a global precedent to support carbon neutral silicone sealants for building façades

MIDLAND, Mich. – May 16, 2024 – Signaling a shared commitment towards carbon neutrality, Dow Chemical International Private Limited (Dow India), and Glass Wall Systems India signed an agreement for Dow to supply DOWSIL™ Facade Sealants from Dow’s Decarbia™ portfolio of reduced-carbon solutions, for Glass Wall System’s curtain wall system.

A first-of-its-kind global initiative, this collaboration demonstrates an unwavering dedication from organizations in the building and infrastructure industry to reduce embodied carbon in building materials. Dow’s carbon neutral silicone sealants for building façades, verified through PAS 2060 Standard(1), have the unique advantage of a lower embodied carbon footprint due to Dow’s investments in the decarbonization of its silicon metal assets in Brazil.

“Silicone sealants used in façades are already known for their positive contribution to lowering the operating carbon emissions coming from the cooling and heating of buildings, as they provide durable bonding in insulated prefabricated façade elements,” said Jean-Paul Hautekeer, global marketing director for Building & Infrastructure at Dow Consumer Solutions. “With this program, we are going one step further by eliminating their embedded carbon. We appreciate the shared vision and collaboration with Glass Wall Systems.”

Glass Wall Systems can achieve carbon neutrality through the use of DOWSIL™ 983 Structural Glazing Sealant and DOWSIL™ 791 Weatherproofing Sealant. The carbon neutrality, following PAS 2060, was achieved by the responsible sourcing of low-carbon feedstocks, Dow’s actions to reduce carbon emissions in the manufacturing process, the use of renewable energy sources, and compensation of the remaining emissions.

Aligned with the Decarbia™ portfolio, the DOWSIL™ carbon neutral silicone service for building façades from Dow supports green-building design initiatives, enhances façade sustainability, and can improve green-building ratings across the construction industry.

In addition to carbon neutral silicones, Dow continues to develop innovative and sustainable solutions for the building and infrastructure industry. For more information on the latest developments, please visit dow.com/dowbuildingscience.

About Dow Chemical International Pvt. Ltd.

Dow Chemical International Private Limited (Dow India) aims to be the most innovative, sustainable, inclusive customer-centric materials science company. The company is committed to delivering the right solutions to its customers’ challenges. With broadest technology sets spanning performance materials, industrial intermediates, and plastics Dow India delivers differentiated science-based products and solutions in high-growth segments, such as packaging, infrastructure, automobile, and consumer care.

A Great Place to Work® Certified company with over one thousand employees, its operations comprise of manufacturing sites, innovation centers, established centers of excellence, and commercial office. As a responsible corporate, the company supports its Corporate Social Responsibility (program) with technology expertise and employee volunteerism. Dow India collaborates with non-profit partners towards the empowerment of differently abled, women, and children in communities where it operates. The company aims to redefine the societal blueprint, by supporting holistic sustainability and circular economy initiatives.

For further information, please contact:

Sarah Young

+1 989-638-6871

syoung3@dow.com

(1)	PAS 2060 Standard: the only internationally recognized, accepted and respected standard for carbon neutrality.

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